SCHEDULE 14C

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:

|X|  Preliminary Information Statement
| |  Confidential,   for  Use  of  the   Commission   Only  (as   permitted   by
     Rule14c-5(d)(2))
| |  Definitive Information Statement

                             Donar Enterprises, Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  None required
| |  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title of each class of securities  to which  transaction  applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

| |  Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

     1)   Amount previously paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                             Donar Enterprises, Inc.
                               12890 Hilltop Road
                                Argyle, TX 76226

                           Written Consent Relating to
                             Reverse Split of Common
                                  Capital Stock



     NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from shareholders representing approximately 78.9% of our outstanding shares of common stock approving an amendment of the company's Certificate of Incorporation to effect a one-for-ten reverse split of the common stock, par value $.001 per share, of Donar Enterprises, Inc.

                        We are not asking you for a proxy
                  and you are requested not to send us a proxy.

     As of the close of business on March 18, 2005, the record date for shares entitled to notice of the reverse split, there were _________ shares of our common stock outstanding. Each share of our common stock is entitled to one vote in connection with the reverse stock split. Prior to the mailing of this Information Statement, holders of approximately 78.9% of our outstanding shares of common stock signed a written consent approving the amendment of the Certificate of Incorporation to effect the one-for-ten reverse stock split. As a result of the reverse split, the total number of issued and outstanding shares of our common stock will be reversed from ___________ shares to __________ shares. The amendment of the Certificate of Incorporation is intended to be effective on or about April 15, 2005.

By Order of the Board of Directors,

 /s/ Timothy P. Halter
----------------------------------------

Timothy P. Halter, Chairman of the Board

___________, 2005


                                     SUMMARY

Transaction:        Amendment  of  Certificate  of  Incorporation  to  effect  a
                    Reverse Stock Split.

Purpose: To facilitate our efforts to affect a business combination with a private company that has ongoing business operations.

                    The purpose of this Information Statement is to inform those holders of our common stock who have not given us their written consent to the foregoing corporate action and its effects.

Record Date:        March 18, 2005

Exchange Ratio:     One share of common stock will be issued for each ten shares of our common stock held as of the record date.

Effective Date:     April 15, 2005


                                 STOCK OWNERSHIP

     The following table sets forth information as of February, 21 2005, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock, (ii) by each director, the chief executive officer and our other executive officer, and (iii) by all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

     The mailing  address for Mr. Halter is 12890 Hilltop  Road,  Argyle,  Texas
76226.  The mailing address for Mr. McGusty is 23110 SR 54 #346, Lutz, FL 33549.

                                                                                           Percentage
                                             Shares Beneficially Owned                    Outstanding
                                             -------------------------                    -----------

                                             Before             After              Before              After
Name                                      Stock Split        Stock Split      Stock Split (1)     Stock Split (2)
----                                    ---------------    ---------------    ---------------     ---------------
Timothy P. Halter (3)                         8,331,447            833,144               81.0%               81.0%

Edwin A. McGusty                              1,320,000            132,000               14.2%               14.2%
All Officers and Directors as                 8,331,447            833,144               81.0%               81.0%
a group (1 Person) (4)

-------------------------------

(1) In determining the percent of voting stock owned by a person before the stock split, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of
(i) the 9,289,647  shares of common stock  outstanding on February 21, 2005, and
(ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(2) In determining the percent of voting stock owned by a person after the stock split (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 928,964 shares of common stock that will be outstanding after the reverse split and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(3) Includes 7,331,447 shares of common stock held by Halter Financial Group, Inc., a corporation in which Timothy P. Halter is the president, and 1,000,000 shares which may be purchased upon exercise of a warrant held by Mr. Halter.

(4) Includes the beneficial ownership of certain shares held by Timothy P. Halter and shares of common stock which may be purchased by him upon exercise of a warrant as disclosed in the foregoing footnotes.

       AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
             SPLIT OF DONAR'S COMMON STOCK AT A RATIO OF ONE-FOR-TEN

  General

     The Board of Directors unanimously adopted a resolution seeking shareholder approval to grant the Board of Directors authority to amend our Certificate of Incorporation (the "Certificate") to effect a reverse stock split of our common stock. Holders of a majority of our common stock approved the Boards' recommendation of amending the Certificate to effect a one-for-ten reverse stock split by consent in lieu of Special Meeting on February 21, 2005.


     The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder who owns ten or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as such shareholder did immediately prior to the reverse stock split.


     By reducing the number of shares of our common stock that is issued and outstanding from 9,289,647 to 928,964 shares, we believe that we will be better positioned to effect a business strategy of entering into a business combination with a private entity that has current business operations so as to enhance the value of our common stock.


     Our company may be referred to as a shell corporation. Shell corporations have zero or nominal assets and typically no stated or contingent liabilities. Private companies wishing to become publicly trading may wish to merge with a shell (a reverse merger) whereby the shareholders of the private company become the majority of the shareholders of the combined company. The private company may purchase for cash all or a portion of the common shares of the shell corporation from its major shareholders. Typically, the board and officers of the private company become the new board and officers of the combined company and often the name of the private company becomes the name of the combined company.

     At the present time, we have not reached any agreement or definitive understanding with any person concerning an acquisition.


     Our search will be directed toward enterprises that have a desire to become public corporations. In addition these enterprises may wish to satisfy, either currently or in the reasonably near future, the minimum tangible asset requirement in order to qualify shares for trading on NASDAQ or on an exchange such as the American Stock Exchange. We intend to concentrate our acquisition efforts on businesses that we believe may realize a substantial benefit from being publicly owned.


     We do not propose to restrict its search for investment opportunities to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources. This includes industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others. Our discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.


     To a large extent, a decision to participate in a specific business opportunity may be made upon management's analysis of the quality of the other company's management and personnel, the anticipated acceptability of new products or marketing concepts, the merit of technological changes, the perceived benefit the business opportunity will derive from becoming a publicly held entity, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management, raise capital and the like.


     It is anticipated that we will not be able to diversify, but will essentially be limited to the acquisition of one business opportunity because of our limited financing. This lack of diversification will not permit us to offset potential losses from one business opportunity against profits from another.


     The analysis of business opportunities will be undertaken by or under the supervision of our officers and directors, none of who are professional business analysts. Although there are no current plans to do so, our management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder's fee. Since our management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or the total amount of fees that may be paid. However, because of our limited resources, it is likely that any such fee we agree to pay would be paid in stock and not in cash.


     Otherwise, in analyzing potential business opportunities, our management anticipates that it will consider, among other things, the following factors:


     1. Potential for growth and profitability indicated by new technology, anticipated market expansion, or new products;


     2. Our perception of how any particular business opportunity will be received by the investment community and by our shareholders;


     3. Whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future of becoming, sufficient to enable our securities to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule 15g-9 adopted by the Securities and Exchange Commission.

     4. Capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;


     5. The extent to which the business opportunity can be advanced;


     6. Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;


     7. Strength and diversity of existing management or management prospects that are scheduled for recruitment;


     8. The cost of participation by us as compared to the perceived tangible and intangible values and potential; and


     9. The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.


     No one of the factors described above will be controlling in the selection of a business opportunity, and we will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.


     We are unable to predict when we may participate in a business opportunity.


Change in Control

     On December 15, 2004, we experienced a change in control when Edwin A. McGusty sold 7,331,447 shares of restricted common stock, pursuant to a private stock purchase agreement, to Halter Financial Group, Inc., an entity owned by Timothy P. Halter, for the sum of $300,000. As a result of the transaction, Halter Financial Group, Inc. currently is the controlling shareholder with beneficial ownership of 78.9% of the 9,289,647 shares of our common stock outstanding on February 21, 2005. Halter Financial Group, Inc. used "working capital" to purchase its stock. As used herein, the term "working capital" includes income from the business operations of the entity plus sums borrowed from, among other sources, banks and brokerage firm margin accounts, to operate such business in general.

     Immediately subsequent to and as a result of the closing of the stock purchase agreement, Mr. McGusty resigned as our sole officer effective December 15, 2004. Timothy P. Halter was appointed as a member of the Board of Directors, and Mr. Halter was elected as our Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board and Secretary. Mr. McGusty later resigned as a director, effective January 4, 2005.


Certain Risks Associated With the Reverse Stock Split


     There is no assurance that once the reverse split is effected we will be able to consummate a business combination.


     The market price per new share of common stock after the reverse stock split (the "New Shares") may not rise or remain constant in proportion to the reduction in the number of old shares of common stock outstanding before the reverse stock split ("Old Shares"). Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.


Principal Effects of the Reverse Stock Split


 Corporate Matters.


     The reverse stock split will affect all shareholders who hold at least ten shares uniformly and will not affect such shareholders' percentage ownership interests in the company. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.


Fractional Shares.


     No scrip or fractional certificates will be issued in connection with the reverse stock split. Shareholders who hold less than ten shares will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment of $0.30 per share in lieu thereof.


Authorized Shares.


     Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio. As of March 18, 2005, we had 100,000,000 shares of common stock authorized and _____________ shares of common stock outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of common stock may also be diluted.


Accounting Matters.


     The reverse stock split will not affect the par value of common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.


Potential Anti-Takeover Effect.


     The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company). The reverse stock split proposal is not being proposed in response to any effort by a third party of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and shareholders.


Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates


     On the Effective Date, we will file an amended Certificate ("Amended Certificate") with the Secretary of State of the State of Delaware to amend our Certificate. The reverse stock split will become effective upon the filing of the Amended Certificate by the State of Delaware at, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     Our transfer agent, Securities Transfer Corporation located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, is acting as exchange agent for purposes of implementing the exchange of stock certificates and the payment of cash proceeds to those shareholders owning less than one share of common stock. Holders of Old Shares are being asked to surrender certificates representing Old Shares for either certificates representing New Shares or a cash payment in accordance with the procedures set forth in the letter of transmittal accompanying this Information Statement. No new certificates will be issued or cash paid to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).


No Dissenters' Rights


     Under the Delaware General Corporation Law, shareholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.


Federal Income Tax Consequences of the Reverse Stock Split


     The following summary of certain material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse stock split.


     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the Old Shares exchanged therefore. In general, shareholders who receive cash in exchange for their fractional share interests in the New Shares will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareholder's holding period for the New Shares will include the period during which the shareholder held the Old Shares surrendered in the reverse stock split.


     Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

                      MARKET FOR THE COMPANY'S COMMON STOCK


     Our common stock has traded on the Over the Counter Bulletin Board since January 2003 under the symbol "DNRE." The quoted market prices of our common stock are based on information provided by finance.yahoo.com and the Nasdaq Electronic Bulletin Board, per data listed by National Quotation Bureau, Inc. and are as follows:


          Period                               High                    Low
          ------                               ----                    ---

    First quarter 2003                         $0.09                  $0.08

    Second quarter 2003                        $0.05                  $0.05

    Third quarter 2003                         $0.08                  $0.08

    Fourth quarter 2003                        $0.08                  $0.07
    First quarter 2004
                                               $0.07                  $0.07
    Second quarter 2004
                                               $0.08                  $0.08
    Third quarter 2004
                                               $0.10                  $0.10
    Fourth quarter 2004
                                               $0.07                  $0.07
    First quarter 2005 (through
    March __, 2005)                            $___                   $___


                        ADDITIONAL AVAILABLE INFORMATION


     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or may be accessed at www.sec.gov.